UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

Silver Capital Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01215	81-3233378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York		10282
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 655-4419

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 15, 2025, Alex Chi notified Silver Capital Holdings LLC (the “Company”) of his intention to resign from his position as Co-Chief Executive Officer and Co-President of the Company. Mr. Chi will cease serving as the Company’s principal executive officer, Co-Chief Executive Officer and Co-President, effective on or about August 7, 2025, or such earlier date as the Company’s board of directors may determine. Mr. Chi’s resignation is not the result of any disagreement with the Company. To assist in an orderly transition, Mr. Chi will continue serving in his current role during the transition period.

On July 18, 2025, the board of directors of the Company appointed Vivek Bantwal, age 48, as Co-Chief Executive Officer, effective on or about August 7, 2025, or such earlier date as the Company’s board of directors may determine. Mr. Bantwal was also appointed as the Company’s co-principal executive officer, succeeding Mr. Chi. Mr. Bantwal was also appointed as Co-Chief Executive Officer of Goldman Sachs BDC, Inc. (“GSBD”), Goldman Sachs Private Middle Market Credit II LLC (“PMMC II”), Goldman Sachs Middle Market Lending Corp. II (“MMLC II”), Phillip Street Middle Market Lending Fund LLC (“PSLF”), Goldman Sachs Private Credit Corp. (“GSCR”) and West Bay BDC LLC (“West Bay”).

Mr. Bantwal is global co-head of Private Credit within Goldman Sachs Asset Management, L.P. (together with The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC and their subsidiaries and affiliates, “Goldman Sachs”). He joined Goldman Sachs in 1999, was named managing director in 2007, and partner in 2012. Mr. Bantwal serves as a member of the Private Credit Investment Committee, Asset Management Investment Grade Private Credit and Asset Finance Investment Committee, and the Firmwide Conduct Committee. He previously held the role of Global Head of the Financing Group within Investment Banking and co-chaired the Firmwide Capital Committee. Before that, he was Chief Operating Officer of the Global Markets Division. Earlier in his career, Mr. Bantwal co-headed the Americas Credit Finance Group, where he managed the firm’s Leveraged Finance and Structured Finance businesses. Mr. Bantwal also contributes to several organizations, including serving on the Undergraduate Executive Board of the Wharton School at the University of Pennsylvania, the Leadership Council of the Mindich Child Health and Development Institute at Mount Sinai, and the board of the American India Foundation. Mr. Bantwal earned a BS in Economics from the Wharton School of the University of Pennsylvania.

David Miller will continue serving in his role as Co-Chief Executive Officer of the Company. Mr. Miller will also continue serving in his role as Co-Chief Executive Officer of GSBD, PMMC II, MMLC II, PSLF, GSCR and West Bay. Effective on or about August 7, 2025, or such earlier date as the Company’s board of directors may determine, Mr. Miller will cease serving as Co-President of the Company, GSBD, PMMC II, MMLC II, PSLF, GSCR and West Bay.

On July 18, 2025, the board of directors of the Company appointed Tucker Greene, age 50, as President of the Company, effective on or about August 7, 2025, or such earlier date as the Company’s board of directors may determine. Mr. Greene will serve as President of the Company, succeeding Alex Chi and David Miller. Mr. Greene was also appointed as President of GSBD, PMMC II, MMLC II, PSLF, GSCR and West Bay. Mr. Greene will also continue serving in his role as Chief Operating Officer of the Company and each of GSBD, PMMC II, MMLC II, PSLF, GSCR and West Bay.

Mr. Greene is the Chief Operating Officer of the Company and has served in such capacity since June 2023. Mr. Greene is also the Chief Operating Officer of GSBD, PMMC II, MMLC II, PSLF, GSCR and West Bay. Mr. Greene previously served as a Vice President of the Company from August 2022 to June 2023, and also previously served as a vice president of GSBD, PMMC II, MMLC II, PSLF and GSCR. In addition, he is a managing director in Goldman Sachs Asset Management Private Credit. He is a senior portfolio manager focused on fund management. Prior to his current role, Mr. Greene was a senior originator and underwriter in Goldman Sachs Asset Management Private Credit. Mr. Greene joined Goldman Sachs in 2004 in the Specialty Lending Group, primarily investing firm capital in directly originated middle market loans. Prior to joining Goldman Sachs, Mr. Greene worked at GE Capital, focusing on underwriting loans in the media and telecommunications sector. Mr. Greene was named managing director in 2021.

Neither Mr. Bantwal nor Mr. Greene have any family relationships with any current director, executive officer, or person nominated to become a director or executive officer, of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Bantwal or Mr. Greene have, or will have, a material interest subject to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Capital Holdings LLC (Registrant)

Date: July 21, 2025	By:	/s/ David Miller
	Name:	David Miller
	Title:	Co-Chief Executive Officer and Co-President